UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.   )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

VISION-SCIENCES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Dear Vision-Sciences Stockholder:

 I would like to extend a personal invitation for you to join us at our 2013 Annual Meeting of Stockholders.  We will hold the meeting at our offices at 40 Ramland Road South, Orangeburg, New York 10962 on August 26, 2013, at 10:00 a.m., local time.

During the Annual Meeting, we will discuss each item of business described in the Notice of Annual Meeting and Proxy Statement that follows and respond to any questions that you may have about the Company.

This year, we again have elected to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe this approach provides you with a convenient and quick way to access your proxy materials and vote your shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials.

Please use this opportunity to take part in our corporate affairs by voting on the business to come before this meeting. Even if you don’t plan to attend the Annual Meeting, please vote electronically via the Internet or by telephone, or, if you have received a printed set of proxy materials, please complete, sign, date and return the proxy card in the envelope provided. Please review the instructions on each of your voting options described in the Important Notice Regarding the Availability of Proxy Materials. Voting electronically or returning your proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person for the matters acted upon at the meeting.

On behalf of your Board of Directors, thank you for your continued support and interest in Vision-Sciences.  We look forward to seeing you at the Annual Meeting.

/s/ Lewis C. Pell
Lewis C. Pell Chairman of the Board

 VISION-SCIENCES, INC.

40 Ramland Road South,

Orangeburg, New York 10962

Notice of Annual Meeting of Stockholders

to be Held on August 26, 2013

The Annual Meeting of Stockholders of Vision-Sciences, Inc. will be held at the Company’s corporate headquarters, 40 Ramland Road South, Orangeburg, New York 10962, on Monday, August 26, 2013, at 10:00 a.m., local time, to consider and act upon the following matters:

(1)	To elect two Class I Directors named in the attached Proxy Statement to hold office until the Annual Meeting of Stockholders in 2016, each to serve for a three-year term;

(2)	To ratify the appointment of EisnerAmper LLP as independent registered public accountants for the fiscal year ending March 31, 2014;

(3)	To hold an advisory vote on executive compensation;

(4)	To hold an advisory vote on the frequency of the advisory vote on executive compensation; and

(5)	To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

All stockholders are cordially invited to attend the Annual Meeting. Only those stockholders of record at the close of business on July 11, 2013 are entitled to notice of and to vote at the Annual Meeting and any postponements or adjournments thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder at the Annual Meeting and during normal business hours at the Company’s corporate headquarters during the 10-day period immediately prior to the date of the Annual Meeting.

By Order of the Board of Directors,

/s/ Lewis C. Pell
Lewis C. Pell, Chairman
Orangeburg, New York
July 17, 2013

EACH STOCKHOLDER IS URGED TO VOTE VIA THE INTERNET, BY TELEPHONE OR, IF YOU HAVE RECEIVED

A PRINTED SETOF PROXY MATERIALS, BY COMPLETING, SIGNING AND RETURNING THE PROXY CARD

IN THE ENVELOPE PROVIDED, IN EACH CASE IN THE MANNER DESCRIBED IN THE NOTICE

REGARDING AVAILABILITY OF PROXY MATERIALS. IF A STOCKHOLDER DECIDES TO

ATTEND THE MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE

THE PROXY AND VOTE THE SHARES IN PERSON

TABLE OF CONTENTS

Proposal 1: Election of Class I Directors	2

Board Structure and Governance	4

Non-employee Director Compensation	7

Proposal 2: Ratification of Appointment of Independent Registered Public Accountants	8

Security Ownership of Certain Beneficial Owners and Management	11

Section 16(a) Beneficial Ownership Reporting Compliance	12

Executive Compensation and Other Information	12

Named Executive Officer Compensation	15

Agreements and Other Related Party Transactions	17

Proposal 3: Advisory Vote on Executive Compensation	18

Proposal 4: Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation	19

Other Matters Before the Annual Meeting	20

Other Matters Related to this Proxy Statement	20

VISION-SCIENCES, INC.

40 Ramland Road South

Orangeburg, New York 10962

PROXY STATEMENT

For the Annual Meeting of Stockholders

To Be Held on August 26, 2013 at 10:00 a.m. Local Time

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Vision-Sciences, Inc. (the “Company,” which also may be referred to as “our”, “us”, or “we”) for use at the 2013 Annual Meeting of Stockholders (“Annual Meeting”) to be held on August 26, 2013 at 10:00 a.m. at the Company’s corporate headquarters at the above address, and at any postponements or adjournments thereof.  All proxies will be voted in accordance with the stockholders’ instructions, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to our Corporate Secretary or by voting in person at the Annual Meeting or by voting again on a later date by internet or telephone.

This Proxy Statement and the form of Proxy were first furnished or made available to stockholders on or about July 17, 2013.

Voting Securities and Votes Required

At the close of business on July 11, 2013, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 46,199,906 shares of our Common Stock, $0.01 par value per share (“Common Stock”), constituting all of our voting stock. Holders of Common Stock are entitled to one (1) vote per share.

The holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting constitute a quorum for the transaction of business at the Annual Meeting.  Shares of Common Stock represented in person or by proxy will be counted for purposes of determining whether a quorum exists at the Annual Meeting and will be voted in accordance with the voting specifications or, if none, in the manner specified in the proxy.

Shares held by stockholders who abstain from voting as to a particular matter and shares held in “street name” by brokers or nominees who do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes for or against any such matter, but will be counted for purposes of establishing a quorum.  We encourage you to provide specific voting instructions to any organization that holds your shares of Common Stock in street name.

The affirmative vote of the holders of a plurality of the shares of Common Stock voting on the matter is required for the election of directors. Each of the ratification of the appointment of the independent registered public accountants, the advisory vote on executive compensation, and the advisory vote on the frequency of the advisory vote on executive compensation require the affirmative vote of a majority of shares of Common Stock voting on the matter for approval.

ALL PROXIES TIMELY RECEIVED WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED ON SUCH PROXIES. PROXIES WILL BE VOTED IN FAVOR OF A PROPOSAL IF NO CONTRARY SPECIFICATION IS MADE. ALL VALID PROXIES OBTAINED WILL BE VOTED AT THE DISCRETION OF THE PERSONS NAMED IN THE PROXY WITH RESPECT TO ANY OTHER BUSINESS THAT MAY COME BEFORE THE ANNUAL MEETING.

None of the matters to be acted on at the Annual Meeting give rise to any statutory right of a stockholder to dissent and obtain the appraisal of or payment for such stockholder’s shares.

PROPOSAL 1:

ELECTION OF CLASS I DIRECTORS

Our governing documents provide that the Board of Directors will be divided into three classes: Class I, Class II and Class III. There are currently two Class I Directors, whose terms expire at this 2013 Annual Meeting of Stockholders, three Class II Directors, whose terms expire at our 2014 Annual Meeting of Stockholders and three Class III Directors, whose terms expire at our 2015 Annual Meeting of Stockholders. Once elected at the 2013 Annual Meeting, the term for the Class I Directors will expire at our 2016 Annual Meeting of Stockholders.  The directors in each class serve terms of three years or until the election of their successors or their earlier death, resignation or removal.

At the Annual Meeting, two Class I Directors are to be elected. The two Class I nominees, Lewis C. Pell and John J. Rydzewski, each have indicated their willingness to serve, if elected, but if any of them are unable or unwilling to stand for election, proxies may be voted for a substitute nominee or nominees designated by the Board of Directors.  The persons named in the proxy card will vote for Lewis C Pell and John J. Rydzewski as Class I Directors, unless authority to vote for the election of any of them is withheld by marking the proxy to that effect.

Listed below are the names and certain information with respect to each of our current directors, including the nominees for Class I Directors:

Name			First				Governance and
	Class of		Became a		Audit	Compensation	Nominating
	Director	Age	Director	Independent (1)	Committee (2)	Committee	Committee
Lewis C. Pell (3)	I	70	1987
John J. Rydzewski (3)	I	60	2009
Katsumi Oneda	II	75	1987
Dr. Cheryl Pegus	II	48	2013
Dr. Bruce Polsky	II	59	2010
David W. Anderson	III	60	2005
Warren Bielke	III	66	2005
Lothar Koob	III	64	2009

     = Committee chair

             = Committee member

(1)	All independent directors satisfy the definition of the listing standards of The NASDAQ Stock Market.
(2)	All Audit Committee members satisfy the SEC’s requirements for independence for Audit Committee members.
(3)	Nominee for Class I Director with a three-year term ending in 2016.

Nominees for Class I Directors: Three-Year Terms Ending in 2016

Lewis C. Pell is a co-founder of Vision-Sciences and has been Chairman of the Board since 2005. On June 14, 2013, Mr. Pell was appointed by the Board as our Principal Executive Officer. Prior to 2005, Mr. Pell served as Vice-Chairman of our Board of Directors since 1992. Mr. Pell is a founder or co-founder and chairman and director of several privately held medical device companies and is the chairman of Photomedex, Inc., a publicly-traded dermatology company. We believe Mr. Pell’s extensive experience with Vision-Sciences and other companies in the medical device industry, particularly his experience serving as a founder and a member of the board of directors of numerous medical device companies, makes him exceptionally well-suited to serve as a member of our Board, if elected.

John J. Rydzewski is the Executive Chairman of Enumeral Biomedical Corp., a privately-held company engaged in the discovery of native human monoclonal antibodies for use in disease diagnosis and treatment. Prior to joining Enumeral in October 2011, he was a Managing Director of Christofferson, Robb & Co. where he was responsible for life science investments since 2006. Mr. Rydzewski was previously a healthcare investment banker and a manager at Price, Waterhouse & Co.  He currently serves as a Director of Fidelis Care New York, and Co-Chairman of RAND Health, the healthcare policy research unit of the RAND Corporation. He received both MBA and BS degrees from The Wharton School of the University of Pennsylvania and he obtained his CPA license in Missouri. Mr. Rydzewski serves on our Audit, Governance and Nominating, and Compensation Committees. We believe Mr. Rydzewski’s broad healthcare industry experience, professional training, and educational background make him well-suited to serve as a member of our Board and our committees, if elected.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE ABOVE DIRECTOR

NOMINEES FOR ELECTION AS A CLASS I DIRECTOR.

UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED BY THE COMPANY WILL BE

 VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE

Other Directors

Incumbent Class II Directors Continuing in Office until 2014

Katsumi Oneda is a co-founder of Vision-Sciences and served as Chairman of the Board of Directors from 1990 to 1991 and again from 1993 to 2005. From 1993 through 2003, he also served as our President and Chief Executive Officer. He served as Vice-Chairman of our Board from 1992 to 1993 Mr. Oneda is a director of Photomedex, Inc. and of a private company.  Mr. Oneda’s decades-long experience in the field of endoscopy and device engineering, and his pivotal role in creating and furthering our technology make him well suited to continue to serve on our Board.

Dr. Cheryl Pegus was appointed to serve on the Board effective March 12, 2013. Dr. Pegus was appointed as a Class II director, to serve until the Company’s 2014 annual meeting of stockholders. Dr. Pegus is a Director of Glytec, a glycemic clinical software company and Strategic Advisor to HealthFleet, Inc, an online interactive prevention company. She is the 2013 President-Elect and a member of the Board of the American Heart Association (AHA) Founder’s Affiliate. Previously, she was the Chief Medical Officer for Walgreens. She has served as the General Manager and Chief Medical Officer for SymCare Personalized Health Solutions, Inc., and the Head of Clinical Products for Aetna’s Medical Products Business Unit. Dr. Pegus also served as the Medical Director for the Cardiovascular Risk Factors Group at Pfizer Pharmaceuticals. She is a Member of the Dean’s Circle at Weill Cornell Medical College. She received an M.P.H. from Columbia University School of Public Health, an M.D. from Cornell University Medical College and completed her internal medicine residency and cardiology fellowship at New York Hospital-Cornell. Dr. Pegus’ significant experience in the medical and management fields makes her a valuable resource and well-suited to continue to serve on our Board.

Dr. Bruce Polsky is currently Chairman of the Department of Medicine, Chief of the Division of Infectious Diseases, Hospital Epidemiologist, and Medical Director of the Clinical Virology Laboratory at St. Luke's-Roosevelt Hospital Center in New York City. Dr. Polsky also serves as the John H. Keating Sr. Professor of Clinical Medicine at the College of Physicians and Surgeons of Columbia University. Prior to joining St. Luke's-Roosevelt in 1998, Dr. Polsky was Associate Professor of Medicine at Cornell University Medical College. Dr. Polsky is a graduate of the University of Michigan and the Wayne State University School of Medicine. His post-graduate training in Internal Medicine was at Montefiore Medical Center and the Albert Einstein College of Medicine in New York City. Dr. Polsky’s significant experience in the field of infectious diseases makes him a valuable resource and well-suited to continue to serve on our Board, our Governance and Nominating Committee, and our Medical and Scientific Advisory Board.

Incumbent Class III Directors Continuing in Office until 2015

David W. Anderson has served since 2004 as President, Chief Executive Officer and director of Gentis, Inc., a privately-held, fully integrated orthobiologics company. Prior to that, Mr. Anderson was the President, Chief Executive Officer and director of Sterilox Technologies, Inc. from 2000 to 2004. Mr. Anderson is a director of several private companies. Mr. Anderson serves on our Audit, Governance and Nominating, and Compensation Committees. Mr. Anderson’s experience as a senior executive and a board member in the health care fields, and his service as a director and on the audit and governance and nominating committees of public and private companies, makes him a valuable resource and well-suited to continue to serve on our Board and our committees.

Warren Bielke served as our Interim Chief Executive Officer from November 2009 to August 2011 and as our Director of Strategic Initiatives from August 2011 to August 2012. From April 2009 to November 9, 2009 he provided consulting services to Vision-Sciences.  See “Agreements with Directors and Names Officers” below.  Prior to April 2009, he served as a business consultant and an investor. He has served as President and Chief Executive Officer of Vertebral Technologies, Inc., a developer of spinal implants from 2005 to 2006. Prior to that, Mr. Bielke was self-employed as a consultant and investor with start-up businesses from 1999 to 2005. Mr. Bielke is a director of two other private companies.   With a degree in business administration, his long history in the medical device field, and his in-depth expertise in sales, marketing and management, Mr. Bielke is well-suited to continue to serve on our Board.

Lothar Koob has been a General Partner of Extera Partners LLC, a life science strategic partnering and product commercialization firm located in Cambridge, MA, since 2007. Between 2001 and 2006, Mr. Koob was an Executive Vice President of Analogic Corporation (Analogic) of Peabody, MA. Prior to that, he was with Zeiss/Humphrey as its President of Worldwide Ophthalmic Systems Business and prior to that he spent 24 years in various positions at Siemens Medical where he also served as the General Manager of the MRI and Ultrasound worldwide business units. Mr. Koob is currently a director of Ultrasonix Medical and Helix Medical. In the past five years he has also been a director of BK Medical and Sky Computers, which are both subsidiaries of Analogic. Mr. Koob serves on our Audit, Governance and Nominating, and Compensation Committees. With a degree in electrical engineering, a background in medical device manufacturing and his membership on the boards and compensation and audit committees of a number of private companies, Mr. Koob is a valuable asset to our Board and our committees and is well-suited to continue to serve on our Board and our committees.

BOARD STRUCTURE AND GOVERNANCE

Leadership Structure

Since 2005, we have had separate individuals serving as Chairman of the Board and as Chief Executive Officer (“CEO”). The CEO is responsible for managing the day-to-day leadership and performance of the Company, while the Chairman and the Board provides guidance to the CEO. The Chairman leads and manages the Board and presides over meetings of the full Board. We believe this structure strengthens the role of the board in fulfilling its oversight responsibility and fiduciary duties to our stockholders while recognizing the day-to-day management of the direction of the Company by our CEO.

 Our Board selects our executive officers generally on an annual basis or at such other times as the Board may determine, and serve at the Board’s discretion. No family relationship exists among any of our executive officers or directors.

The Board plays an active role in the oversight of risk and the Company’s risk management practices and on a regular basis discusses the material risks affecting the Company, its industry and the general business environment.  Each year, the Board approves the Company’s annual budget; in addition, it regularly reviews with management the Company’s long-range strategic plans, providing management with its guidance and its views on potential risks and benefits inherent in any such plans.  The Audit Committee primarily is responsible for review of financial and compliance risks, with the full Board responsible for other risks.  Because of its size and available resources, the Company does not have a dedicated risk management function; rather, certain employees within the Company are charged with responsibility for specific risk areas including operational, liquidity, legal, and compliance risks.  These individuals make regular reports to the Board and the Audit Committee on their areas of risk oversight.  In addition, the Company’s Principal Financial Officer and Principal Accounting Officer (a single individual) provides regular reports to both the Board and the Audit Committee and has a direct reporting relationship to the Audit Committee.  Both the Board and the Audit Committee routinely meet in executive session without management present to discuss material risks facing the Company.

The Board of Directors met ten times during fiscal 2013. All members of the Board of Directors who then served attended the last Annual Meeting on July 26, 2012 in person, and all are expected to attend the 2013 Annual Meeting in person. No incumbent member of the Board attended fewer than 75% of the aggregate meetings of the Board and committees of the Board for which he or she serves.

Audit Committee

We have a standing Audit Committee of the Board of Directors in accordance with the Securities Exchange Act.  The purpose of the Audit Committee is to review our audited financial statements with management, review our independent registered public accountants’ performance in the annual audit, review audit fees, review fees for the preparation of our tax returns, discuss our internal accounting control policies and procedures and consider and appoint our independent registered public accountants.

The current members of the Audit Committee are Messrs. Anderson, Koob, and Rydzewski, and each such member is “independent” under the listing standards of The NASDAQ Stock Market and the SEC’s requirements for Audit Committee members. Mr. Anderson is chairman of the Audit Committee and has been recognized by and designated as the “audit committee financial expert” within the meaning of SEC regulations.

The Audit Committee met eight times during fiscal 2013. The Audit Committee Charter is available on our website at www.visionsciences.com by selecting “Investors” and then “Corporate Governance” from the available options.

Compensation Committee

We have a standing Compensation Committee of the Board of Directors. The purpose of the Compensation Committee is to assist the Board of Directors in the discharge of its responsibilities with respect to employee compensation including the adoption, periodic review and oversight of the Company’s compensation strategy, policies and plans.  The Compensation Committee administers our 2000 Stock Incentive Plan, our 2007 Plan and our 2003 Director Plan (collectively, the “Plans”) and authorizes option grants under the Plans to our employees. In fiscal 2013, and for the annual reviews of our executive officers effective April 2013, the Board of Directors did not modify or reject in any material way any action or recommendation of the Compensation Committee.

The Compensation Committee meets in executive session. The Compensation Committee, on occasion, invites members of management and outside advisors to participate in Compensation Committee meetings to provide financial or other information useful to the performance of its responsibilities. The Committee did not utilize the services of any compensation consultants during the preceding two fiscal years.

The CEO may not participate in, or be present during, any deliberations of the Compensation Committee regarding his/her compensation or individual performance objectives.  The CEO recommends salaries, bonuses, and stock option grants for the Company’s executive officers. The Compensation Committee reviews these recommendations and independently determines the compensation for such officers. The Compensation Committee also approves company-wide pay increases and discretionary compensation that may be allocated to non-executive employees by management.

A description of the Compensation Committee’s determination of executive compensation is included in the Executive Compensation and Other Information section of this Proxy Statement.

The current members of the Compensation Committee are Messrs. Anderson, Koob, and Rydzewski, and each such member is “independent” under the listing standards of The NASDAQ Stock Market. Mr. Rydzewski is chairman of the Compensation Committee.

The Compensation Committee met six times during fiscal 2013. The Compensation Committee Charter is available on our website at www.visionsciences.com by selecting “Investors” and then “Corporate Governance” from the available options.

 Governance and Nominating Committee

We have a standing Governance and Nominating Committee of the Board of Directors. The purpose of the Governance and Nominating Committee is to oversee all aspects relating to corporate governance, including acting as an independent committee evaluating transactions between the Company and its Board members and officers.  The Governance and Nominating Committee also assists the Board by identifying individuals qualified to become Board members, recommends for selection by the Board the director nominees to stand for election at the next annual meeting of the Company’s stockholders and recommends to the Board director nominees for each committee of the Board (other than this Committee).

When reviewing related party transactions, the Governance and Nominating Committee considers all relevant facts and circumstances, including (1) the commercial reasonableness of the terms, (2) the benefit and perceived benefits, or lack thereof, to the Company, (3) opportunity costs of alternate transactions, and (4) the materiality and character of the related person’s interest, and the actual or apparent conflict of interest of the related person. It only approves or ratifies a related party transaction when it determines that, upon consideration of all relevant information, the transaction is in, or is not inconsistent with, the best interests of our company and stockholders. No related party transactions will be consummated without the approval or ratification of our Governance and Nominating Committee and the disinterested members of the Board.  It is our policy that directors interested in a related party transaction will recuse themselves from any vote relating to a related party transaction in which they have an interest.

The Governance and Nominating Committee strives to select individuals as director nominees who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who will be the most effective, in conjunction with the other directors, in collectively serving the long-term interests of the stockholders. To this end, the Governance and Nominating Committee seeks director nominees with the highest professional and personal ethics and values, an understanding of our business and industry, diversity of business experience and expertise, a high level of education and broad-based business acumen. The Governance and Nominating Committee also will consider any other factor that it deems relevant in selecting individuals as director nominees.  The Governance and Nominating Committee will consider candidates recommended by our stockholders and does not use different standards to evaluate nominees depending on whether they are proposed by our directors, management or stockholders.  The Governance and Nominating Committee considers diversity in identifying nominees for director but believes in an expansive definition of diversity that includes differences of experience, education and talents, among other things.  While the Governance and Nominating Committee does not have a formal policy in this regard, as discussed above, it seeks to achieve a range of ability, skills and expertise on the Board and evaluates each nominee with regard to the extent to which he or she contributes to this overall mix.

The Governance and Nominating Committee met on March 5, 2013 and recommended to the Board that it appoint Dr. Pegus to serve as director until the 2014 Stockholder Meeting.

The Governance and Nominating Committee also met on May 15, 2013 and recommended that Lewis C. Pell and John Rydzewski be nominated as Class I directors, to be elected to the Board by our stockholders at our meeting of stockholders. Mr. Rydzewski abstained from voting on his own nomination.

The current members of the Governance and Nominating Committee are Messrs. Anderson, Koob, Polsky, and Rydzewski, and each such member is “independent” under the listing standards of The NASDAQ Stock Market. Mr. Koob is chairman of this committee.

The Governance and Nominating Committee met five times during fiscal 2013. The Governance and Nominating Committee Charter is available on our website at www.visionsciences.com by selecting “Investors” and then “Corporate Governance” from the available options.

Medical and Scientific Advisory Board

We created a Medical and Scientific Advisory Board (“MSAB”) to advise and make non-binding recommendations to our Board and executive management with respect to matters within the areas of experience and expertise of the members of the MSAB. The MSAB will include non-directors who are medical doctors or science professionals, is advisory in nature, and will not have the authority to bind the Board or the Company.

Dr. Polsky is chairman of the MSAB. As of March 31, 2013, there were no other members of the MSAB.

Code of Ethics

 We have adopted a Code of Ethics applicable to all directors, officers and employees of the Company and its subsidiaries.  Our Code of Ethics also covers financial and non-financial business practices and applies to the Company’s principal executive officer, principal financial officer and principal accounting officer and certain other employees responsible for accounting and financial reporting. We require all employees, including our officers, to read and to adhere to the Code of Ethics in discharging their work-related responsibilities. Our compliance and ethics program involves the administration of, training regarding and enforcement of the Code of Ethics and is under the direction of our Interim Principal Financial and Accounting Officer. Employees are expected to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics. Our Code of Ethics, as amended, is posted on our website under Corporate Governance in the Investors tab, at http://ir.visionsciences.com/governance.cfm, and we intend to disclose any future amendments to the Code of Ethics, or waivers granted to our executive officers from a provision to the Code of Ethics, on our website.

Stockholder Recommendations and Communications

We have an unwritten policy with regard to stockholder recommendations. Stockholders may recommend candidates for the Board by writing Vision-Sciences, Inc., Attn: Corporate Secretary, 40 Ramland Road South, Orangeburg, New York 10962. All stockholder recommendations that are received will be submitted to the Governance and Nominating Committee for review and consideration. Nominations of directors by stockholders will be considered and reviewed by the Governance and Nominating Committee, which will determine whether these nominations should be presented to the Board. Candidates are required to have the minimum qualifications described above that the Governance and Nominating Committee uses in its director recommendations.

Stockholders may send communications to the Board or to one or more individual directors at any time. Stockholders should direct their communication to the Board or to the individual director(s), in care of our Corporate Secretary at our principal offices, 40 Ramland Road South, Orangeburg, New York 10962. Any stockholder communications that are addressed to the Board or specified individual directors will be delivered by our Corporate Secretary to the Board or such specified individual directors.

NON-EMPLOYEE DIRECTOR COMPENSATION

The Company compensates its non-employee directors through a mix of cash compensation and stock option grants.  The elements of non-employee directors’ compensation for fiscal 2013 were as follows:

Annual Cash Compensation:
☐ Non-employee Director fee (paid in advance quarterly installments)	$20,000*
☐ Committee Chair fee (Audit, Compensation, Governance and Medical Advisory Board) (paid in advance quarterly installments )	$4,000/each

Equity Compensation:
☐ Initial Stock Option Grant (upon first election or appointment to Board)	10,000 shares
☐ Grant of Restricted Stock (granted upon the date of the Annual Meeting; shares vest in quarters over the year of the grant)	10,000 shares

* The Non-employee Director fee is paid to all outside directors other than Mr. Oneda.

The above fees and equity compensation grants are provided in lieu of all other per-meeting fees. In addition, each Board member is reimbursed for his or her expenses, consistent with current practices.  Mr. Pell is an employee of the Company and does not receive separate compensation in his capacity as a member of our Board. Mr. Bielke served as our Director of Strategic Initiatives until his resignation in August 2012, at which time he began to receive separate compensation in his capacity as a member of our Board. Ms. Cynthia Ansari served as our President and CEO until her resignation in May 2013 and as a member of the Board until her resignation effective July 9, 2013 and did not receive separate compensation in her capacity as a member of our Board. Please refer to the “Summary Compensation Table” below for disclosure of the fiscal 2013 compensation for Ms. Ansari. Mr. Pell received $28,267 in compensation for his services as an employee during fiscal 2013.

The 2003 Director Stock Option Plan (as amended, the “2003 Director Plan”) provides for the grant of non-statutory stock options (collectively “Director Options”) to our directors who are not our employees or any of our subsidiaries (collectively “Outside Directors”).  No discretionary options or other awards can be granted under the 2003 Director Plan; rather, Director Options to purchase 10,000 shares of Common Stock (subject to adjustment for stock splits, reverse stock splits, stock dividends, recapitalizations or other similar changes in capitalization) are granted automatically (i) to each person who becomes an Outside Director after the date the 2003 Director Plan was approved by our stockholders and (ii) to each Outside Director on each date on which our annual meeting of the stockholders held, provided that such Outside Director does not then hold any options under the 1993 Director Option Plan that have not vested as of such date. The exercise price per share of any Director Option is the fair market value of one share of Common Stock on the date of grant. While our stock is listed on a national securities exchange or other nationally recognized trading system such as the NASDAQ Stock Market, this will be the closing price per share of the our Common Stock on the trading day of the Annual Stockholders Meeting. Each Director Option is fully vested and exercisable in full on the date of grant. Director Options are exercisable until the tenth anniversary of the date of grant.  For fiscal 2013, the restricted stock grants made to the non-employee directors were made in lieu of the 10,000 share annual meeting options grant provided for under the 2003 Director Plan.

In June 2013, the Compensation Committee recommended, and the Board approved an increase in the number of shares of restricted stock granted to each non-employee director annually to 25,000 shares for each non-employee director identified below, to take effect at the 2013 annual meeting of stockholders. At the same time, the Compensation Committee recommended, and the Board approved the future designation of a “lead independent director” on the Board who, if appointed, would receive annually an additional 15,000 shares of restricted stock in recognition of the additional responsibilities associated with this position.

Fiscal 2013 Non-employee Director Compensation Table

	Fees Earned
	or Paid	Stock	Stock
Name	in Cash	Awards (1)	Options (1)	Total
David Anderson (2)	$24,000	$18,358	$-	$42,358
Warren Bielke	15,000	-	-	15,000
Lothar Koob (2)	24,000	$18,358	-	42,358
Katsumi Oneda (2)	-	-	-	-
Cheryl Pegus	-	-	8,341	8,341
Lewis C. Pell (3)	-	-	-	-
Dr. Bruce Polsky (2)	24,000	$18,358	-	42,358
John J. Rydzewski (2)	24,000	18,358	-	42,358
Total	$111,000	$73,432	$8,341	$192,773

(1)

Based on the grant date fair value of the equity awards (stock options and restricted stock awards) granted in accordance with Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”) 718 (Topic 718, Compensation – Stock Compensation ), excluding the impact of forfeitures. The assumptions we used for calculating the grant date fair values are set forth in Note 10. Stock-Based Awards to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2013.  At March 31, 2013, the aggregate number of stock option awards outstanding for each non-employee director was as follows: Mr. Anderson, 42,000; Mr. Bielke, 832,000; Mr. Koob, 30,000; Mr. Oneda, 34,000; Dr. Pegus, 10,000; and Mr. Rydzewski, 20,000.

(2)

Messrs. Anderson, Bielke, Koob, Oneda, Polsky, and Rydzewski received the Non-employee Director fee described above. The amounts in the table do not include reimbursements for certain company-related travel and entertainment expenses.

(3)

Mr. Pell is an employee of the Company and received $28,267 in salary. He does not receive separate compensation in his capacity as a member of our Board, with the exception of reimbursement of company-related travel and entertainment expenses.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has reappointed and recommends the firm of EisnerAmper LLP (“EisnerAmper”) as our independent registered public accountants for the current fiscal year. EisnerAmper has served as our independent registered public accountants since March 2010 and, most recently, completed the audit of our financial statements for the fiscal year ended March 31, 2013. Although stockholder approval of the appointment of EisnerAmper is not required by law or by our governing documents, our Board believes that it is advisable to give stockholders an opportunity to ratify this selection.

Representatives of EisnerAmper are expected to be available at the Annual Meeting, to have the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions from stockholders.

Fees Paid to Auditors

The following table shows the aggregate fees billed for professional services rendered by EisnerAmper for the fiscal years ended March 31, 2013 and 2012, except as expressly noted:

	Fiscal Year Ended March 31,
	2013	2012
Audit fees (1)	$116,240	$126,300
Audit-related fees (2)	-	14,025
Tax fees (3)	25,200	24,150
All other fees (4)	29,500	15,700
Total	$170,940	$180,175

(1)

Audit fees for both years consist of fees for professional services associated with the annual consolidated financial statements audit, review of the interim consolidated financial statements, and services that are normally provided in connection with statutory audits required in regulatory filings.

(2)	Audit-related fees consist of fees associated with the audit of the Company’s 401(k) plan.
(3)	Tax fees consist of fees for professional services rendered for assistance with federal and state tax compliance.
(4)	All other fees consist of fees for registration statement consents and accounting advisory fees.

  The Audit Committee chooses and engages our independent registered public accountants to audit our financial statements. In April 2004, our Audit Committee adopted a policy requiring management to obtain the Audit Committee’s approval before engaging our independent registered public accountants to provide any audit or permitted non-audit services to us or our subsidiaries. This policy, which is designed to assure that such engagements do not impair the independence of our independent registered public accountants, requires the Audit Committee to pre-approve annually various audit and non-audit services and the amount of such services that may be performed by our independent registered public accountants.

Our Principal Financial Officer reviews all management requests to engage our independent registered public accountants to provide services and approves the request if the requested services are of the type and amount pre-approved by the Audit Committee. We inform the Audit Committee of these approvals at least quarterly. Services of the type not pre-approved by the Audit Committee require pre-approval by the Audit Committee on a case-by-case basis, subject to exceptions permitted by law. The Audit Committee is not permitted to approve the engagement of our independent registered public accountants for any services that fall into a category of services that is not permitted by applicable law or if the services would be inconsistent with maintaining the registered public accountant’s independence. All of the services performed by the independent registered public accountants in fiscal 2013 were pre-approved by the Audit Committee and, thus, we did not rely on any such exception to the pre-approval requirements.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2.

UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED BY THE

COMPANY WILL BE VOTED “FOR” THIS PROPOSAL.

NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE REPORT OF THE AUDIT COMMITTEE AND THE COMPENSATION COMMITTEE REVIEW CONTAINED IN THIS PROXY SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

  Report of the Audit Committee of the Board of Directors

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations.  The Company’s independent registered public accountants are responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board and issuing a report thereon.  The Audit Committee’s responsibility is to monitor and oversee these processes, including the selection of the Company’s independent registered public accountants.

The functions performed by the Audit Committee are not intended to duplicate or to certify the activities of management and the independent registered public accountants, nor can the Audit Committee certify that the independent registered public accountants are “independent” under applicable rules.  The Audit Committee serves a Board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accountants on the basis of the information it receives, its discussions with management and the independent registered public accountants and the experience of the Committee’s members in business, financial and accounting matters.

In this context, the Audit Committee met and held discussions periodically in fiscal 2013 with management and the independent registered public accountants, including meetings with the independent registered public accountants during which management was not present.  Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the financial statements with management and the independent registered public accountants.  The Audit Committee has reviewed and discussed with our management our audited consolidated financial statements for fiscal 2013. The Audit Committee has discussed with EisnerAmper the matters required to be discussed by Statement on Auditing Standards No. 61 “Communication with Audit Committees” as amended as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. Management represented to the Audit Committee that our financial statements had been prepared in accordance with generally accepted accounting principles.

The Audit Committee has also received the written disclosures and the letter from EisnerAmper as required by the PCAOB in Rule 3526 regarding EisnerAmper’s communications with the Audit Committee concerning its independence and has discussed with EisnerAmper its independence. Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to our Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K, for the fiscal year ended March 31, 2013, as filed with the SEC.

AUDIT COMMITTEE

   David W. Anderson, Chairman

   Lothar Koob

   John J. Rydzewski

Compensation Committee Review

The Compensation Committee has reviewed and discussed the executive compensation information contained in this proxy statement and recommended to the Board of Directors that such information be included in this proxy statement and incorporated into the Annual Report on Form 10-K for the fiscal year ended March 31, 2013.

COMPENSATION COMMITTEE

   John J. Rydzewski, Chairman

   David W. Anderson

   Lothar Koob

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of July 9, 2013 (unless otherwise indicated below), with respect to the beneficial ownership of our common stock by: (i) each current director, each person serving as director during our fiscal year ended March 31, 2013 and each director nominee; (ii) each current executive officer named in the Summary Compensation Table of this proxy statement; and (iii) all current executive officers and directors as a group. As of July 9, 2013, we do not have any person who is known by us that have a beneficial ownership of more than 5% of the outstanding shares of our Common Stock, other than as reflected in the following table.

	Amount and
	Nature of	Percent of
Name of Beneficial Owner (1)	Beneficial Owner (2)	Class (3)
David W. Anderson (4)(5)	62,000	*
Warren Bielke (4)(5)	877,899	1.4%
Keith J. C. Darragh (4)(5)(6)	111,085	*
Lothar Koob (4)(5)	50,000	*
Mark S. Landman (4)(5)	210,333	*
Katsumi Oneda (7)	8,311,597	13.0%
Jitendra Patel (4)(5)	207,317	*
Lewis C. Pell (4)(8)	24,518,332	38.4%
Dr. Cheryl Pegus (4)(5)	10,000	*
Dr. Bruce Polsky (5)	20,000	*
John J. Rydzewski (4)(5)	72,500	*
Howard I. Zauberman (4)	250,000	*
All current directors and executive officers,
as a group 12 persons	34,701,063	54.3%

*	Less than 1% of the shares of Common Stock outstanding
(1)

Unless otherwise indicated below, each stockholder listed had sole voting and sole investment power with respect to all shares of Common Stock beneficially owned, subject to community property laws, if applicable.  The address for each beneficial owner is c/o Vision-Sciences, 40 Ramland Road South, Orangeburg, New York 10962.

(2)

The number of shares of Common Stock beneficially owned by each director, nominee for director or executive officer is determined under the rules of the SEC and is based on information supplied by the individuals listed above, including reports filed on Form 4 with the SEC.  The information is not necessarily indicative of beneficial ownership for any other purpose. The inclusion herein of any shares as beneficially owned does not constitute an admission by such individual of beneficial ownership.

(3)

The number of shares deemed outstanding includes 46,199,906 shares outstanding as of July 9, 2013, and any shares subject to stock options and warrants held by the person or entity in question that are currently exercisable or exercisable within 60 days thereafter. The percent of the outstanding shares of our Common Stock for any person or group who beneficially owned any shares pursuant to options or warrants that are exercisable within 60 days of July 9, 2013, is calculated assuming all such options and warrants have been exercised in full and adding the number of shares subject to such options and warrants to the total number of shares issued and outstanding on July 9, 2013 for such individual.

(4)

The amounts reflected in the amount and nature of beneficial ownership and percent of class columns includes stock options or warrants currently exercisable or exercisable within 60 days after July 9, 2013, as follows:  Mr. Anderson, 42,000 shares; Mr. Bielke, 832,000 shares; Mr. Darragh, 101,250; Mr. Koob, 30,000 shares; Mr. Landman, 168,884 shares; Mr. Oneda, 34,000 shares; Mr. Patel, 173,448 shares; Mr. Pell, 1,880,620 shares; Dr. Pegus, 10,000 shares; Mr. Rydzewski, 20,000 shares; Mr. Zauberman, 250,000; and all directors and current executive officers as a group, 3,542,202 shares.

(5)

Includes non-vested restricted stock awards granted to Mr. Anderson, 2,500 shares; Mr. Bielke, 10,394 shares; Mr. Darragh, 4,215 shares; Mr. Koob, 2,500 shares; Mr. Landman, 11,780 shares; Mr. Patel, 10,048 shares; Dr. Polsky, 2,500 shares; and Mr. Rydzewski, 2,500 shares. The restricted stock awards are subject to certain time restrictions.

(6)

Mr. Darragh was appointed our Interim Principal Financial and Accounting Officer on June 12, 2013. Prior to this recent appointment, Mr. Darragh served as our Principal Financial and Accounting Officer from August 2012 until May 2013, and our VP, Finance from September 2011 until May 2013.

(7)	Includes 37,500 shares and 47,500 shares held of record and beneficially owned by Mr. Oneda’s son and daughter, respectively; Mr. Oneda disclaims beneficial ownership of these shares.

(8)

Includes 14,166,667 shares that would be issued to Mr. Pell pursuant to the exercise of his convertible debt ($17 million outstanding at March 31, 2013 at a conversion price of $1.20 per share). Also includes 50,000 shares and 43,500 shares held of record and beneficially owned by Mr. Pell’s wife and trust, respectively; Mr. Pell disclaims beneficial ownership of these shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our directors and executive officers, and persons who own more than ten percent (10%) of our Common Stock, file with the Securities and Exchange Commission reports of initial ownership of our Common Stock and subsequent changes in that ownership and furnish to us copies of all forms they file pursuant to Section 16(a). Based solely on a review of Forms 3, 4, and 5 furnished to us or filed with the SEC in fiscal 2013 and written representations from reporting persons to the effect that no other such reports were required to be filed, we believe all Section 16(a) filing requirements were timely made in the fiscal year ended March 31, 2013, except that four reports, covering four transactions, were filed late by Mssrs. Anderson, Koob, and Rydzewski and Dr. Polsky. Mssrs. Anderson, Koob, and Rydzewski and Dr. Polsky each received 10,000 shares of restricted stock at our 2012 annual meeting of stockholders on July 26, 2012; however, due to an administrative oversight, the reports were filed on August 17, 2012. During fiscal 2013, Mr. Pell purchased our common stock in the open market; however, due to the receipt timing of broker trade confirmations, twenty reports, covering twenty transactions, were filed one to two days late. We have implemented new procedures relating to reporting officer and director transactions to ensure our future compliance with the Section 16(a) beneficial ownership reporting requirements.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Overview – Compensation Objectives and Philosophy

The Compensation Committee is responsible for establishing and administering compensation for the Company’s executive officers, including our CEO, and exercising oversight of compensation practices for all employees, including strategies for attracting, developing and motivating employees.

  The Compensation Committee considers its primary goal to be designing and implementing equitable and cost-effective compensation programs that link corporate strategy and goals to compensation plans. In this regard, there are four primary considerations impacting compensation decisions:  (i) driving sustainable Company growth; (ii) progressively improving our operating and financial performance; (iii) fostering an innovative and entrepreneurial corporate culture; and (iv) delivering superior investment returns to our stockholders.

The key factors that the Compensation Committee examines when designing compensation programs include the compensation practices at peer companies and the competitiveness of our programs in the market.  We have determined that our Company’s executive compensation practices should place a greater emphasis on corporate performance rather than individual performance. Accordingly, our executive compensation is designed to motivate executives by aligning a substantial portion of their compensation with the achievement of corporate goals.

We design, develop, manufacture and market technologically advanced endoscopic products.  In recent years, we have incurred substantial net losses resulting from significant investment in new product technologies and systems that have enabled us to remain a technology leader. In the future, we expect our net losses to decline as market introductions of newly developed products accelerate.  Accordingly, the Company’s incentive bonus program reflects the Company’s product commercialization targets as described more fully below.

Review of Relevant Compensation Data

The Compensation Committee considers market pressures and compensation practices at a peer group of companies when administering executive compensation.  In order to assess the competitiveness of our executive compensation practices, the Compensation Committee compared our fiscal 2013 executive officer compensation against the compensation provided to executives in comparable positions at peer companies.

The peer group examined by the Compensation Committee in assessing fiscal 2013 compensation for our executive officers includes medical technology companies that are comparable to us in size or business life-cycle stage and with whom we believe we compete for investor capital. These companies are:  AtriCure; BG Medicine; BIOLASE; Cardica; CardioNet; Cardiovascular Systems; Cutera; Cynosure; Hansen Medical; LeMaitre Vascular; RTI Biologics; Spectranetics; STAAR Surgical; Stereotaxis; and Vascular Solutions. There were no changes to the peer group from the group utilized in fiscal 2012.

The Compensation Committee reviewed certain compensation data for executives at the peer companies with positions comparable to those held by our executive officers.

Although the Compensation Committee reviewed certain peer compensation data to help inform its decision-making process, this data is only one point of information taken into account by the Compensation Committee in making compensation decisions that we feel will best enable us achieve our corporate objectives.

 Elements of Compensation

The Compensation Committee believes that the success of a medical technology company is significantly influenced by the quality of its work force. With this in mind, we strive to provide what we feel is a competitive total compensation package to our executive officers through a combination of three different elements of compensation. First, we set base salaries at a level designed to attract and retain executives based on experience and an internal determination as to how critical the position is to our success and financial performance. Second, we provide the opportunity to receive performance bonuses upon the achievement of pre-determined corporate and individual objectives and to support an environment in which executives are accountable for performance. Finally, we provide equity incentives to encourage sustained long-term performance and create a culture of ownership and entrepreneurship.

In addition to these three elements of compensation, we provide other benefits, such as health and life insurance, to our employees, including our executive officers, to promote their safety and security. The following discussion further describes the mix of compensation elements we offer to our executive officers.

Base Salary

We pay salaries to our executive officers to provide a base-level of compensation to them in consideration of the services they perform for us. We recognize that our financial success and the achievement of our long-term objectives is largely dependent upon the experience, skills and efforts of our executive management and that the compensation we pay must be competitive with the compensation paid by other similarly-situated companies in order to recruit and retain our executive management team.

The base salaries of our executive officers are primarily established based on the scope of their responsibilities, taking into account competitive market compensation paid by other small-cap, medical device public companies for similar positions and adjusted as necessary to recruit or retain specific individuals. Other factors affecting executive base salary are the executive’s level of experience and an evaluation of the individual's contribution to our success.

The amount of salary paid during fiscal 2013 to each of our named executive officers is shown in the Summary Compensation Table below. The Compensation Committee sets the annual base salaries for the named executives after reviewing the individual's level of responsibility, experience, and performance and with input from the CEO (other than with respect to his or her own compensation).

Performance Bonus

In recent years, significant changes in the evolution of the core endoscopic technologies in our marketplace led the Compensation Committee to conclude that a bonus program with predetermined performance objectives would be unduly rigid. Instead, the Compensation Committee determined to provide for the possibility of discretionary bonuses intended to achieve the broad goals outlined above for our compensation program.  Accordingly, in fiscal 2011, the Compensation Committee adopted a Performance Incentive Plan (the “Performance Plan”) that provides for the payment of bonuses to the Company’s executive officers and other senior managers based on the attainment of specified Company performance and individual executive objectives, which Performance Plan was updated for fiscal 2012.

Any payments that may be due under the Performance Plan on account of fiscal 2013 performance will be paid in shares of restricted stock awarded under our current 2007 Amended and Restated Stock Incentive Plan and will vest over three years. Thus, the Performance Plan is designed both to motivate executives  to maximize the Company’s performance in the year in which they are granted restricted shares and to provide long-term retention incentive for the vesting period with respect to those shares that become eligible to vest based on the Company’s performance. Our goal in creating the Performance Plan is to more closely align executive compensation with the achievement of key corporate objectives, thereby motivating participants to perform to the best of their ability in making the Company successful and thereby increase stockholder value. The program is designed to focus management’s attention on key Company priorities and goals and to attract, retain and reward results-oriented executives. The Compensation Committee believes a senior management team that is providing strong performance should be able to satisfy the performance measures under the Performance Plan in most, but not all, fiscal years.

Each participant has a target incentive opportunity equal to a percentage of their respective annual base salary. On an annual basis, the Compensation Committee determines the target incentive opportunity to be applied. The target incentive opportunity is the amount that will be paid if the Company meets all of its performance objectives. The actual payout to participants may be lower or equal to the target incentive opportunity.

Each year, with guidance from the Board of Directors, the Compensation Committee will determine the performance measures that support the Company’s business plan for the coming year and the appropriate weighting for each performance measure. Revenue growth (“Revenue”) and Earnings (Loss) before Interest and Taxes (“EBIT”) will be used as performance measures each year. The Compensation Committee may establish additional performance measures in future years. A “minimum,” “target” and “maximum” performance level for each of the annual performance measures will be set each year. Performance below the minimum will result in no payment for that performance measure. Performance exceeding expectations will result in additional payouts up to the allowed maximum. At the target performance level, participants will receive 100% of their target incentive opportunity. The Compensation Committee has discretion to increase or decrease payout amounts under the Performance Plan, to utilize cash or shares of restricted stock to fund payments under the Performance Plan and to amend or revise the performance targets and to establish new targets.

The general performance measures set by the Compensation Committee under the Performance Plan are as follows: (1) Company Revenue and EBIT performance (“Company Component”) and (2) individual executive performance milestones (“Individual Component”), with each performance measure accounting for 75% and 25%, respectively, of the target incentive opportunity. The target incentive opportunity for the CEO is 75% of the annual base salary; for certain other executive officers, it is 45% of the executive officer’s annual base salary; and for certain director level management employees, it is 15% of the manager’s base salary.

As originally designed, upon achieving 80% of our target Revenue budget and meeting a specified EBIT level, management will receive 60% of their bonuses, and upon achieving 100% of our target Revenue budget and meeting a specified EBIT level, management will receive 75% of their bonuses. Irrespective of whether the Company has achieved the Revenue and EBIT targets, individuals will receive 25% of their eligible bonus if their individual performance goals are met.

These levels at which the Compensation Committee set the performance measures were intended to be challenging in order to encourage our executive management to aggressively pursue the Company’s financial goals. However, these performance measures were also intended to be attainable, with the Compensation Committee’s expectation that the participants will achieve at least 80% of the target if they successfully execute the strategies and tactics developed under the Company’s strategic plan and meet their individual performance goals.

The Compensation Committee did not approve a Performance Plan for fiscal 2013 and did not award any performance bonuses to the Company’s executive officers for fiscal 2013.

Long-Term Equity Incentive Compensation

Our long-term equity incentive compensation consists of stock options that we provide to our executive officers on an annual basis through our 2007 Plan.  We use equity compensation so that our executives and other eligible employees will be motivated as stakeholders to contribute to our long-term success and to reward them only when our stockholders' gain value. We believe that providing a significant amount of "at risk" equity compensation to our executives is important because it aligns the interests of our executive officers with those of our stockholders and provides executive officers an opportunity to participate in our growth. Stock option awards also provide a means of recruiting key executives and enhancing the retention of executives in so far as they are typically subject to vesting over an extended period of time.

As part of the executive performance review process, the Compensation Committee considers granting stock options to executive officers. However, the Compensation Committee generally views long-term equity incentive compensation as incentive for future performance and not compensation for past accomplishments.  Based its review of executive equity ownership at comparable companies, the Compensation Committee has set target levels of equity ownership to guide its determination of  equity awards to be made to our executive officers.

The Compensation Committee grants stock options on a periodic basis to our executive officers and other eligible employees. The Compensation Committee determines grant levels to executives after considering the level of responsibility, experience and expected contributions of each executive, as well as peer group data.

The value of the options awarded to our Named Executive Officers that is used in our financial statements is contained in the Summary Compensation table below. We measure fair market value as the closing price of our common stock on The NASDAQ Stock Market on the date of grant. Our stock options vesting periods range from immediate to six years with vesting tied to continued employment. Each grant allows the officer to acquire shares of our common stock at a fixed price per share, which is equal to the fair market value on the date of grant. The option grant will provide a return only if our common stock appreciates over the 10-year option term.

Our executive officers assist the Board in setting option grant dates only to the extent they assist the Board with scheduling these meetings. These meetings are scheduled independently of the release of material information about the Company. The Company does not backdate options or grant options retroactively.

Newly-hired executive officers and employees may receive an option grant that begins to vest as of the date they commence employment. We grant these stock options as a recruitment incentive and so that newly recruited officers and employees are motivated as owners on their first day of employment. This results in a situation in which the effective date of the grant and the exercise price are established on a date following the date the Compensation Committee approved the grant. The size of initial stock option grants to newly hired executive officers is based in part on competitive conditions applicable to the individual’s position taking into account the level of responsibility, experience and expected contributions of each executive. For employees below the vice president level, the size of the initial stock option grant is also based on ranges established for each position. These ranges are recommended by management, based in part on survey data.

Other Elements of Compensation

Executive officers also participate in various medical, dental, life, and disability benefit programs that are generally made available to all employees. We do not provide perquisites to our Executive officers other than those available to all employees generally.

Compensation Risk Assessment

The Compensation Committee has conducted a risk assessment of our employee compensation programs, including our executive compensation programs, and has concluded that our employee compensation programs are designed with the appropriate balance of risk and reward in relation to our overall business strategy and do not incentivize executives or other employees to take unnecessary or excessive risks. As a result, we believe that risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

NAMED EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The following table summarizes the compensation earned or paid to our named executive officers (the “Named Executive Officer”) for the fiscal years ending March 31, 2013 and 2012.

						Non-Equity
	Fiscal			Stock	Option	Incentive Plan	All Other
Name and Principal Position	Year	Salary	Bonus	Awards	Awards (1)	Compensation (1)	Compensation		Total
Cynthia F. Ansari (2)	2013	$350,000	$-	$-	$679,950	$-	$13,000	(3)	$1,042,950
Former President and Chief Executive Officer	2012	$218,077	$-	$-	$1,163,025	$261,319	$8,000	(3)	$1,650,421

Keith J. C. Darragh (4)	2013	$200,000	$-	$-	$-	$-	$-		$200,000
Interim Principal Financial and Accounting Officer and former VP, Finance	2012	$198,269	$-	$-	$151,327	$27,275	$-		$376,871

Mark Landman	2013	$170,000	$-	$-	$23,073	$-	$-		$193,073
Vice President, Disposables Operations	2012	$176,000	$-	$-	$85,860	$76,222	$-		$338,082

Jitendra Patel	2013	$153,462	$-	$-	$-	$-	$4,500	(3)	$157,962
Vice President, Industrial Division	2012	$150,184	$-	$-	$-	$65,013	$4,673	(3)	$219,870

Katherine Wolf (5)	2013	$112,789	$-	$-	$-	$-	$140,289	(6)	$253,078
Former Chief Financial Officer and Executive Vice President, Corporate Development	2012	$264,808	$-	$-	$-	$114,334	$-		$379,142

(1)

Amounts shown in this column represent the aggregate grant date fair value of the stock awards and option awards computed in accordance with FASB ASC 718, excluding the impact of forfeitures. The assumptions we used for calculating the grant date fair values are set forth in Note 10. Stock-Based Awards to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2013. The non-equity incentive plan compensation includes restricted stock awards granted in fiscal 2012 to Ms. Ansari, 118,244 shares; Mr. Darragh, 9,918 shares; Mr. Landman, 27,717 shares; Mr. Patel, 23,641 shares; and Ms. Wolf, 41,576 shares. The restricted stock awards were granted in lieu of cash bonus payments under the Performance Plan.

(2)

Ms. Ansari was appointed as President and CEO effective August 11, 2011 and served in that capacity until her resignation on May 9, 2013. Mr. Howard I. Zauberman was appointed as Interim CEO effective May 13, 2013.

(3)	Consists of automobile allowance.

(4)

Mr. Darragh was appointed as Principal Financial and Accounting Officer effective August 28, 2012 and served in that capacity, in addition to his role as VP, Finance, until his resignation on May 17, 2013. On June 14, 2013, Mr. Darragh was appointed as Interim Principal Financial and Accounting Officer.

(5)	Ms. Wolf served as our CFO and EVP, Corporate Development until her resignation effective August 28, 2012.
(6)	Consists of severance pay.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information concerning unexercised stock options and unvested stock awards that have been granted to each Named Executive Officer and that are outstanding as of March 31, 2013:

	Stock Options					Stock Awards
	Number of Securities	Number of Securities				Number of		Market Value
	Underlying	Underlying		Option	Option	Shares That		of Shares
	Vested Options	Unvested Options		Exercise	Expiration	Have Not		That Have Not
Name	Exercisable	Unexercisable		Price	Date	Vested		Vested (1)
Cynthia F. Ansari	375,000	375,000	(2)	$2.22	8/9/2021
	-	750,000	(2)	1.25	8/13/2022
						37,690	(4)	$40,328

Keith J. C. Darragh	41,250	13,750	(3)	1.43	8/31/2019
	12,500	12,500	(3)	0.97	4/5/2020
	2,500	7,500	(3)	2.56	6/22/2021
	22,500	67,500	(3)	1.96	9/26/2021
						6,323	(4)	6,766

Mark Landman	7,500	-		1.04	6/6/2013
	7,500	-		1.09	6/6/2013
	20,000	-		2.05	7/25/2015
	15,000	-		1.75	3/31/2016
	11,250	-		1.10	4/4/2017
	25,000	-		4.88	5/29/2018
	7,634	-		1.28	4/1/2019
	75,000	-		0.98	8/18/2019
	2,500	-		1.57	2/1/2021
	12,500	37,500	(3)	2.29	11/7/2021
	-	30,000	(3)	1.10	11/26/2022
						17,670	(4)	18,907

Jitendra Patel	10,000	-		2.05	7/25/2015
	10,000	-		1.75	3/31/2016
	10,000	-		1.27	8/8/2017
	75,000	-		4.88	5/29/2018
	6,573	-		1.28	4/1/2019
	30,000	10,000	(3)	1.42	10/15/2019
	21,250	21,250	(3)	0.97	4/5/2020
						15,072	(4)	16,127

Katherine Wolf	600,000	-		3.62	8/28/2013
	12,458	-		1.28	8/28/2013
	1,412,915	1,325,000				76,755		$82,128

(1)	Calculated as the number of unvested shares multiplied by the closing stock price of our common stock on March 28, 2013 of $1.07.
(2)	These unvested and unexercisable options were forfeited upon Ms. Ansari’s resignation as President and CEO.
(3)	Vests ratably over four years.
(4)

The restrictions lapse over a three-year graded vesting schedule commencing on April 1, 2012 after the achievement of certain Company (net sales and operating loss) and individual milestones. In connection with Ms. Ansari’s resignation, the Company agreed to fully vest her unvested stock awards.

AGREEMENTS AND OTHER RELATED PARTY TRANSACTIONS

Potential Payments Upon Termination or Change in Control

Pursuant to our agreement with Mr. Zauberman, if we terminate him without Cause or upon a Change of Control (as defined in the Company’s 2007 Stock Incentive Plan) in which he does not continue in his current position, the Company will provide him with six months’ notice, or payment in lieu of notice thereof, in accordance with our ordinary payroll practices.

Agreements with Directors and Named Executive Officers

On May 13, 2013, the Board appointed Mr. Zauberman as our Interim CEO. In connection with his appointment, we entered into an employment letter with him which provides for an annual base salary of $240,000. Upon his appointment, Mr. Zauberman also was granted 250,000 fully vested options to purchase our Common Stock. Mr. Zauberman also receives an additional grant of 100,000 options to purchase our Common Stock each 90 days for so long as he serves as Interim CEO.

Certain Relationships and Related Transactions

 SpineView Development and Supply Agreement

On June 19, 2008, we entered into a Development and Supply Agreement with SpineView, Inc. (the “SpineView Agreement”), pursuant to which we were to develop and supply a charge-coupled device (CCD)-based video endoscope to SpineView for use with SpineView’s products. In September 2010, we received a prepayment of $1.4 million from SpineView for the initial, firm stocking order of 50 SpineView surgical endoscope systems. We recognized $837 thousand and $420 thousand in revenue for delivery of SpineView surgical endoscope systems in fiscal years 2012 and 2013, respectively. After exhausting the remaining prepaid balance in fiscal 2013, SpineView began to pay us for products supplied.

Mr. Pell, our Chairman, is the Chairman of the SpineView board and an investor in SpineView. Messrs. Katsumi Oneda and John J. Rydzewski, members of our Board, also are investors in SpineView. Our policy with respect to transactions in which any of our directors or officers may have an interest, requires that such transaction (i) be on terms no less favorable to us than could be obtained from unaffiliated third parties and (ii) be approved by a majority of the uninterested, outside members of the Board. All transactions with SpineView have been approved in accordance with Company policy.

Long-Term Debt – Related Party

On September 19, 2012 (the “Effective Date”), we entered into a new $20.0 million convertible promissory note (the “Replacement Note”) with our chairman, Lewis C. Pell (the “Lender”). The Replacement Note consolidates and restructures the $15.0 million in aggregate borrowings collectively outstanding under the Original Agreement (as defined below) and the Supplemental Note (as defined below) and provides for an additional $5.0 million available to us (of which $2.0 million has been drawn as of March 31, 2013), for an aggregate of up to $20.0 million. We also terminated the letter agreement dated August 14, 2012, pursuant to which Mr. Pell had agreed to provide financial assistance to us in the amount of up to $3.0 million.

The Replacement Note accrues annual interest, payable annually, and is set at the “applicable federal rate” in effect on the date of the Replacement Note (as defined in the Replacement Note; equal to 0.84%). The Replacement Note must be repaid in full on or before its fifth anniversary (the “Maturity Date”), but may be prepaid by us at any time without penalty. We will be required to repay all amounts outstanding under the Replacement Note upon an event of default, as defined in the Replacement Note.

The outstanding principal amount of the Replacement Note is convertible at any time prior to the Maturity Date, at Mr. Pell’s option, into shares of our common stock at a conversion price of $1.20 per share, which was the closing price of our common stock on the Effective Date.

The Replacement Note replaces the original loan agreement between us and Mr. Pell dated September 30, 2011 (the “Original Agreement”) pursuant to which we borrowed $10.0 million, and the promissory note dated July 25, 2012 (the “Supplemental Note”) pursuant to which we borrowed $5.0 million. The amounts borrowed against the Original Agreement and Supplemental Note accrued interest at an annual rate of 7.5%. Mr. Pell also had received an availability fee equal to an annual rate of 0.5% on the difference between the average annual principal amount of the outstanding balance under the Original Agreement and the maximum amount of $10.0 million.

At March 31, 2013, we had $17.0 million in outstanding borrowings and $3.0 million available under the Replacement Note. The outstanding balance is reflected as convertible debt – related party on our consolidated balance sheet. Pursuant to a letter agreement dated June 21, 2013, Mr. Pell has agreed to provide financial assistance to us in the amount of up to $5.0 million, if necessary, to support our operations for a period ending on the earlier of (i) July 1, 2014 or (ii) our raising debt or equity capital in the amount of $5.0 million or more. This financial assistance, if drawn by us, would be on the same terms as our existing convertible debt with Mr. Pell.

 The Governance and Nominating Committee reviewed the terms of the Replacement Note, and recommended approval to the full Board. Subsequently, the Board reviewed the terms of the final draft of the Replacement Note, outside of the presence of Mr. Pell. The remaining (uninterested) members of our Board determined that the Loan and the Amended Agreement was fair, properly negotiated, and would be at least as favorable to us as could have been obtained from unaffiliated third parties, and accordingly, after discussion, it was unanimously approved.

PROPOSAL 3:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are seeking your vote on a proposal, commonly known as a "say-on-pay" proposal, which gives our stockholders the opportunity to endorse or not endorse our executive officer pay program and policies through the following resolution:

“RESOLVED, that the stockholders approve the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including Item 402 of Regulation S-K, in our proxy statement for the 2013 Annual Meeting of Stockholders (which disclosure includes the Executive Compensation and Other Information, the Named Executive Officer Compensation tables and any related material).”

When reviewing this proposal, we urge you to consider the various factors regarding compensation matters as discussed in “Executive Compensation and Other Information,” beginning on page 13.

As discussed in “Executive Compensation and Other Information,” we believe that our executive compensation program is reasonable, competitive and strongly focused on pay for performance principles. The compensation of our named executive officers varies depending upon the achievement of pre-established performance goals, both individual and corporate. Through equity incentives we also align the interests of our executives with those of our stockholders and the long-term interests of our company. Our executive compensation policies have enabled us to attract talented and experienced senior executives. We believe that the fiscal year 2013 compensation of our named executive officers was appropriate and aligned with our fiscal year 2013 results.

Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of our named executive officers that has already been paid or contractually committed, there is generally no opportunity for us to revisit these prior decisions. However, the Compensation Committee, which is responsible for designing and administering the Company's executive compensation program, values the opinions that our stockholders express in their votes and will take into account the outcome of the vote when considering future executive compensation arrangements as it deems appropriate.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ADVISORY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED BY THE

COMPANY WILL BE VOTED “FOR” THIS PROPOSAL 3.

PROPOSAL 4:

ADVISORY VOTE ON THE FREQUENCY OF THE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As described in Proposal 3 above, the Company’s stockholders are being provided the opportunity to cast an advisory vote on the Company’s executive compensation program. The advisory vote on executive compensation described in Proposal 3 above is referred to as a “say-on-pay vote.”

This Proposal 4 affords stockholders the opportunity to cast an advisory vote on how often the Company should include a say-on-pay vote in its proxy materials for consideration by stockholders at future annual stockholder meetings. Under this Proposal 4, stockholders may vote to have the say-on-pay vote every year, every two years or every three years. The enclosed proxy card gives you four choices for voting on this item. You can choose whether the say-on-pay vote should be conducted every year, every 2 years or every 3 years. You also may abstain from voting on this item. You are not voting to approve or disapprove the Board’s recommendation on this item. This proposal is also being submitted as a result of the Dodd-Frank Act.

Our Board recommends that the stockholders vote in favor of conducting the say-on-pay vote every three years. The Compensation Committee has reviewed the evolution of say-on-pay and say-when-on-pay proposals and has carefully studied the alternatives to determine the approach that will best serve our company and our stockholders. The Compensation Committee believes that an advisory vote on executive compensation held every three years would be the best approach based on a number of considerations, including, among other things, the following:

●

Our compensation program ties a substantial portion of the compensation provided to our named executive officers to our long-term corporate performance and stockholder returns. We believe that a triennial vote will give our stockholders the opportunity to more fully assess the success or failure of our long-term compensation strategies and the related business outcomes with the hindsight of three years of corporate performance; and

●

A three-year vote cycle allows sufficient time for our Board to review and respond to stockholders’ views on executive compensation and to implement changes, if necessary, to our executive compensation program.

Our Board is aware of and took into account views that some have expressed in support of conducting an annual advisory vote on executive compensation. However, we have in the past been, and will in the future continue to be, proactively engaged with our stockholders on a number of topics and in a number of forums. Thus, we view the advisory vote on executive compensation as an additional, but not exclusive, opportunity for our stockholders to communicate with us regarding their views on the company’s executive compensation programs. In addition, because our executive compensation programs have typically not changed materially from year to year and are designed to operate over the long-term and to enhance long-term performance, we are concerned that an annual advisory vote on executive compensation could lead to short-term perspective inappropriately bearing on our executive compensation programs. Finally, although we believe that holding an advisory vote on executive compensation every three years will reflect the right balance of considerations in the normal course, we will periodically reassess that view and can provide for an advisory vote on executive compensation on a more frequent basis if changes in our compensation programs or other circumstances suggest that a more frequent vote would be appropriate.

Because your vote is advisory, it will not be binding upon the Board. However, our Board values the opinions that our stockholders express in their votes and will take into account the outcome of the vote when considering how frequently we should conduct an advisory vote on the compensation of our named executive officers as it deems appropriate. Abstentions and broker non-votes will not be counted and, accordingly, will have no effect on the outcome of the vote on this proposal.

We recommend that you vote for conducting an advisory vote on the compensation of our named executive officers every 3 years, beginning with the 2013 Annual Meeting of Stockholders.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR CONDUCTING AN ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS EVERY 3 YEARS.

UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED BY THE

COMPANY WILL BE VOTED “FOR” CONDUCTING AN ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS EVERY 3 YEARS.

OTHER MATTERS BEFORE THE ANNUAL MEETING

The Board of Directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

OTHER MATTERS RELATED TO THIS PROXY STATEMENT

 Solicitation of Proxies

This solicitation of proxies is made on our behalf and we will bear all costs of solicitation. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, fax and personal interviews, and we reserve the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their out-of-pocket expenses in this connection.

Electronic Availability of Proxy Materials and Householding

We are permitted pursuant to Securities and Exchange Commission rules to deliver a Notice only that proxy materials are available over the Internet. These rules permit us to furnish proxy materials, including this proxy statement and our fiscal 2013 Annual Report on Form 10-K, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies.  Stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials (the “Notice”), which was mailed to our stockholders (or to each household which has elected a single notice of meeting), which will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet or by telephone. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. Any request to receive Proxy materials by mail or email will remain in effect until you revoke it.

If you and other residents at your mailing address own shares of our common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as householding. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our annual report and proxy statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Householding Department, 51 Mercedes Way, Edgewood, New York 11717 (telephone number:1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our Annual Report on Form 10-K, we will send a copy to you if you contact us at our principal office in Orangeburg, New York address.

Stockholder Proposals for the 2013 Annual Meeting

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the Annual Meeting of Stockholders in 2013 may do so by following the procedures prescribed in SEC Rule 14a-8.  To be eligible for inclusion, stockholder proposals must be received by the Corporate Secretary of the Company at our principal office in Orangeburg, New York not later than March 19, 2014.

Rule 14a-4(c) under the Exchange Act provides that if a proponent of a proposal fails to notify us at the address below at least 45 days prior to the month and day of mailing of the prior year’s proxy statement (or any date specified in an advance notice provision), then the management proxy holders will be allowed to use their discretionary voting authority with respect to the voting of proxies when the proposal is presented at the meeting, without any discussion of the matter in the proxy statement. With respect to our 2014 annual meeting of stockholders, if we are not provided notice of a stockholder proposal, which the stockholder has not previously sought to include in our proxy statement, by March 31, 2014, the management proxy holders will be allowed to use their discretionary authority with respect to the voting of proxies.

Incorporation by Reference

In our filings with the Securities and Exchange Commission, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the Securities and Exchange Commission, which information should be considered as part of the filing that you are reading. Our Annual Report on Form 10-K for fiscal 2013, is incorporated herein by reference. Based upon Securities and Exchange Commission regulations, the report of the Audit Committee is not specifically incorporated by reference into any other filings that we make with the Securities and Exchange Commission, other than our Annual Report on Form 10-K. This proxy statement is part of the proxy materials for the 2013 Annual Meeting of Stockholders. We will provide you, upon request and without charge, a copy of all information incorporated by reference in this proxy statement by first class mail or other equally prompt means within one business day of such request. Requests should be made to Vision-Sciences, Inc., 40 Ramland Road South, Orangeburg, New York 10962, Attention: Corporate Secretary, or by calling (848) 365-0600. You may not consider this proxy statement as material for soliciting the purchase or sale of our common stock.

Annual Report on Form 10-K

The Company will furnish without charge to each person whose proxy is being solicited, upon the request of such person, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013, including the financial statements and schedules thereto, but excluding exhibits.  Requests for copies of such report should be directed to Vision-Sciences, Inc., 40 Ramland Road South, Orangeburg, New York 10962, Attention: Corporate Secretary, or by calling (848) 365-0600. The Annual Report on Form 10-K accompanies this Proxy Statement, but does not constitute a part of this Proxy Statement.

By Order of the Board of Directors,

/s/ Lewis C. Pell
Lewis C. Pell, Chairman
July 17, 2013

ANNUAL MEETING OF SHAREHOLDERS OF

VISION-SCIENCES, INC.

August 26, 2013

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON AUGUST 26, 2013:
The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/06627/

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20230304000000000000 6 082613

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF CLASS I DIRECTORS, "FOR" PROPOSALS 2 AND 3, AND FOR "_ YEARS " ON PROPOSAL 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Lewis C Pell — Class I director
- ○ John J. Rydzewski — Class I director

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Proposal	1 year	2 years	3 years	ABSTAIN
4. To hold an advisory vote on the frequency of the advisory vote on executive compensation.	☐	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. **If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1, FOR Proposals 2 and 3, and for "_ Years" on Proposal 4.**

Signature of Shareholder ________ Date: ________ Signature of Shareholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

VISION-SCIENCES, INC.

Proxy for Annual Meeting of Stockholders on August 26, 2013 at 10:00 A.M. EDT

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Lewis C. Pell and John J. Rydzewski, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Vision-Sciences, Inc., to be held August 26, 2013 at 10:00 a.m. EDT, and at any adjournments or postponements thereof.

This proxy/voting instruction card is solicited on behalf of the Board of Directors of Vision-Sciences, Inc. pursuant to a separate Notice of Annual Meeting and Proxy Statement dated July 17, 2013, receipt of which is hereby acknowledged. This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). IF THIS PROXY IS SIGNED, BUT IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR ALL NOMINEES" IN PROPOSAL 1, FOR PROPOSALS 2 AND 3, FOR "3 YEARS" ON PROPOSAL 4 AND IN THEIR DISCRETION UPON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE SUCH MEETING (AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF). Attendance of the undersigned at the meeting will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing before it is exercised or affirmatively indicate the undersigned's intent to vote in person.

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

VISION-SCIENCES, INC.

August 26, 2013, 10:00 A.M. EDT

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

The Notice of Meeting, annual report with form 10-k proxy statement and proxy card are available at http://www.astproxyportal.com/ast/06627/

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20230304000000000000 6 082613

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF CLASS I DIRECTORS, "FOR" PROPOSALS 2 AND 3, AND FOR " 3 YEARS " ON PROPOSAL 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:

○ Lewis C Pell — Class I director
○ John J. Rydzewski — Class I director

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	1 year	2 years	3 years	ABSTAIN
4. To hold an advisory vote on the frequency of the advisory vote on executive compensation.	☐	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. **If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1, FOR Proposals 2 and 3, and for "3 Years" on Proposal 4.**

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.